UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2014

DUNE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27897	95-4737507
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

Two Shell Plaza 777 Walker Street, Suite 2300 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 229-6300

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On July 15, 2014, Bank of Montreal, the administrative agent for the lenders (the “Administrative Agent”) and issuing lender under the Amended and Restated Credit Agreement dated as of December 22, 2011 (as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of September 25, 2012, as further amended by that certain Second Amendment to Amended and Restated Credit Agreement dated as of May 3, 2013, as further amended by that certain Third Amendment to Amended and Restated Credit Agreement dated as of June 4, 2014), among Dune Energy, Inc. (the “Company,” “we,” “us” or “our”), the Administrative Agent and the lenders and other parties thereto (the “Credit Facility”), notified us that the lenders under the Credit Facility had completed their interim redetermination of the Company’s borrowing base. Such notification provided that, effective as of July 1, 2014, the Company’s borrowing base will be reduced by $2.5 million, and thereafter will be further reduced by $2.5 million on the first business day of each month (each a “Reduction Date”) until October 1, 2014, at which time, the borrowing base will be $37.5 million. As of the date hereof, we have outstanding indebtedness of $37 million under the Credit Facility. The letter amendment to the Credit Facility provides that outstanding borrowings in excess of the borrowing base on any Reduction Date must be repaid immediately or such excess will constitute an event of default under the Credit Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNE ENERGY, INC.

Date: July 18, 2014	By:	/s/ James A. Watt
Name: James A. Watt
Title: Chief Executive Officer